                                                                      EXHIBIT 23

                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-51116, 33-39557, 33-39556, 333-17843) pertaining to the Kaiser
Steel Resources, Inc. 1992 Stock Option Plan, the Kaiser Steel Resources, Inc. 1989 Officer Bonus Program, the Amended, Restated and Substituted Kaiser Steel Resources, Inc. 1989 Stock Plan, and the Kaiser Ventures Inc. 1995 Stock Plan, as amended, respectively, of Kaiser Ventures LLC of our report dated January 22, 2002, with respect to the consolidated financial statements and schedules of Kaiser Ventures LLC and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2001.



March 29, 2002